COPPER FLATS INTERSECTION BEST YET FROM OYU TOLGOI PROJECT AREA

Vancouver, B.C., Monday, June 6, 2005 - Entrée Gold Inc. (TSX-V: ETG – “Entrée” or the “Company”) reports that assays from its Copper Flats drill hole EGD006A have returned a mineralized intersection of 608 metres, averaging 3.24% copper and 0.82 g/t gold (3.77% copper equivalent*), with a contained 322 metre interval averaging 4.59% copper and 1.07 g/t gold (5.29% copper equivalent*).

This interval lies approximately 150 metres down-dip from the 108 metre intercept previously reported (April 27, 2005) in hole EGD006, which averaged 4.63% copper and 2.06 g/t gold (5.95% copper equivalent*). This intercept has been described by Ivanhoe Mines Ltd. (NYSE: IVN; TSX: IVN – “Ivanhoe”) geologists as the best intersection (in terms of length and copper equivalent grades) returned to date from drilling at, or in the area of, Ivanhoe’s Oyu Tolgoi property.

Separately, drill hole EGD008 returned a 324 metre interval averaging 2.45% copper and 1.23 g/t gold (3.25% copper equivalent). Hole EGD008 extends the length of the high-grade Hugo North mineralized system on the Entrée-Ivanhoe Project Property an additional 450 metres northeast of the section containing holes EGD006/006A.

Significant intercepts include:

EGD006A

Down-hole depth metres	Interval Metres	Copper %	Gold g/t	Copper Equivalent* %

1,084 – 1,692	608	3.24	0.82	3.77

Includes
1,146 - 1,692	546	3.46	0.90	4.05
and
1,146 – 1,468	322	4.59	1.07	5.29

EGD008

Down-hole depth metres	Interval Metres	Copper %	Gold g/t	Copper Equivalent* %

1,388 – 1,712	324	2.45	1.23	3.25

Includes
1,388 – 1,600	212	2.94	1.18	3.69
and
1,388 – 1,454	66	3.48	1.20	4.25

* Copper equivalent grades have been calculated using assumed metal prices (US$0.80/lb. for copper and US$350/oz. for gold); %Cu equivalent = %Cu + [Au(g/t)x(11.25/17.64)]

Greg Crowe, Entrée’s President and CEO, commented: “The results from holes EGD006A and EGD008 are very exciting. The mineralized intersection in hole EGD006A is one of the longest and highest grade ever encountered in a porphyry copper-gold system. The continuation of high-grade copper and gold in the 450 metre step-out hole EGD008, clearly indicates the mineralized system remains strongly developed and open to the north.”

Mr. Crowe noted that hole EGD008 was terminated short of the West Bat Fault, having reached the limit of the rig’s capacity. A new hole, EGD019, is being drilled up dip of hole EGD008 to test the potential for higher grades and to cover the full width of the mineralized zone on this section.

The location of the mineralization in hole EGD008, and the fact that the West Bat Fault was not encountered, suggests that the mineralized system at Copper Flats takes a more northerly bearing to the north of hole EGD006 than had been understood, previously. As a result, holes EGD007 and EGD010, located approximately 1,000 metres and 1,625 metres, respectively, to the northeast of hole EGD006, are now thought to have collared too far to the east. Both holes have encountered the same stratigraphy as that occurring in the hangingwall sequence of the extension of the Hugo North deposit. Accordingly, Ivanhoe has now collared a new hole (EGD020), approximately 250 metres west of hole EGD007, to test the projected extension of the Hugo North deposit, approximately 800 metres north of hole EGD006. Drill hole locations can be viewed on Entrée’s website at www.entreegold.com.

Ivanhoe continues to aggressively evaluate the extent of this system and has recently added an additional drill, bringing the total number of drills at Copper Flats to seven.

QUALITY ASSURANCE AND CONTROL

Robert Cann, P.Geo., Entrée’s Exploration Manager and a qualified person as defined by National Instrument 43-101, is responsible for the preparation of technical information in the Company’s news releases. SGS Mongolia LLC prepares the split core at the project site and assays all samples at its facility in Ulaanbaatar, Mongolia. Ivanhoe’s QA/QC program is monitored by independent consultant Dr Barry Smee, P.Geo., and managed on site by Dale Sketchley, M.Sc., P.Geo. Prepared standards and blanks are inserted at the sample preparation lab on the project site to monitor the quality control of the assay data.

ABOUT ENTRÉE GOLD INC.

Entrée Gold Inc. (www.entreegold.com) is an exploration stage junior resource company engaged in the exploration of gold and copper prospects. The Company is a large landholder in Mongolia’s south Gobi Desert, near the Chinese border. Entrée maintains 100% royalty-free interest in the 179,590 hectare Lookout Hill (Shivee Tolgoi) property which completely surrounds Ivanhoe Mines Ltd.’s (Ivanhoe’s) 8,500 hectare Turquoise Hill (Oyu Tolgoi) holdings. Ivanhoe has an earn-in agreement with Entrée whereby Ivanhoe can earn up to an 80% interest in a project area covering approximately 22% (approximately 40,000 hectares) of Entrée’s Lookout Hill property by spending US$35 million on the project and financing Entrée’s subsequent share of project expenditures. The Company is a Tier 1 listed company that trades on the TSX Venture Exchange under the symbol “ETG”.

FURTHER INFORMATION

Primoris Group

Tel: 866-368-7330

Email: ETG@primorisgroup.com

or

Entrée

Mona Forster, Business Manager

Tel: 604-687-4777

Website: www.entreegold.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this news release include those concerning the Company’s belief that the Hugo North Deposit extends onto Lookout Hill, that Ivanhoe will continue to explore joint Entrée – Ivanhoe Project Property portion of the Company’s Lookout Hill Property and that the results that may be obtained by the current exploration programs being carried out in the Lookout Hill Property by Ivanhoe and the Company will continue to be encouraging .

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled “Risk Factors” in the Company’s periodic filings with the British Columbia Securities Commission, which can be viewed at www.SEDAR.com, and with the United States Securities and Exchange Commission, which can be viewed at www.SEC.gov.